Tivity Health Announces Resignation of Board Director Daniel G. Tully

NASHVILLE, Tenn. (September 1, 2020) – Tivity Health (Nasdaq: TVTY) today announced the resignation of Daniel G. Tully from its Board of Directors. Tully is a co-founder and managing director at Altaris Capital Partners, an investment firm focused exclusively on the healthcare industry, and has served on the Tivity Health Board of Directors since August 2019.

“We appreciate and thank Dan for his level of engagement, thoughtful input and many contributions as a Director of our Board,” said Anthony Sanfilippo, Chairman, Tivity Health Board of Directors.

“During my time as a Director of Tivity Health the Company has made significant changes, including new leadership of the Company and the Board,” said Tully. “I have confidence that the direction the Company is taking will provide value to all Tivity Health stakeholders.”

Altaris, together with its affiliates, beneficially own approximately 9.4 percent of the Company’s outstanding common stock.

About Tivity Health

Tivity Health® (Nasdaq: TVTY) is a leading provider of healthy life-changing solutions, including SilverSneakers®, Nutrisystem®, Prime® Fitness, Wisely Well™, South Beach Diet® and WholeHealth Living®. We are actively addressing the social determinants of health, defined as the conditions in which we work, live and play. From improving health outcomes to reversing the narrative on inactivity, food insecurity, social isolation and loneliness, we are making a difference and are transforming the way we do health. Learn more at TivityHealth.com.